Exhibit 10.1

January 15, 2014

Via electronic mail

Mr. David G. Bannister

Re: Retention Bonus Letter Agreement

Dear Dave:

FTI Consulting, Inc. (the “Company”) is pleased to offer you a cash retention award pursuant to the terms and conditions set forth in this letter agreement (this “Agreement”).

1. Award. If you remain continuously employed with the Company through March 15, 2015 (the “Retention Date”), you will be entitled to a cash retention award in the amount of One Million Dollars (the “Retention Award”) to be paid within the thirty-day period following the Retention Date. Notwithstanding the foregoing, if the Company terminates your employment other than for “Cause” (as defined below), or if your employment is terminated due to your death or disability, or if you “Resign for Good Reason” (as defined below), in each case, prior to the Retention Date, the Retention Award shall be paid to you on the sixtieth day following your last day of employment subject to (i) you entering into and not revoking a general release of claims in favor of the Company and its affiliates in a form provided to you by the Company (the “Release”) within five (5) days of your last day of employment and (ii) such Release becoming effective and irrevocable prior to the sixtieth day following your last day of employment. For the sake of clarity, other than as provided in the foregoing sentence, you shall automatically forfeit the Retention Award upon a termination of your employment for any reason or no reason. For purposes of this Agreement, “Cause” and “Resign for Good Reason” shall have the following definitions:

“Cause” shall mean: (a) your fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to the Company or any of its affiliates, or any other action in willful disregard of the interests of the Company or any of its affiliates; (b) your conviction of, or pleading guilty or nolo contendere to (1) a felony or crime of moral turpitude, or (2) any other criminal offense that would impair your ability to perform your duties or impair the business reputation of the Company or any of its affiliates; (c) your refusal or willful failure to adequately perform any duties assigned to you; (d) your failure or refusal to comply with the Company’s material standards, policies or procedures or (e) a breach of this Agreement or any other written agreement between you and the Company; it being understood, that a resignation of your employment after any of (a) - (f) (inclusive) have occurred shall be treated as a termination with Cause.

“Resign for Good Reason” shall mean your termination of employment after the occurrence of any of the following events without your prior written consent (a) a material diminution in your title, duties or responsibilities; (b) a material reduction in your base salary; or (c) a required relocation of your principal office by more than 50 miles from your office location as of the date of this Agreement; provided that you may not Resign for Good Reason unless and until you provide the Company with written notice thereof within fifteen (15) days of the date you know or should have known about the initial occurrence of such event, the Company fails to cure such acts within fifteen (15) days of receipt of such notice and you terminate employment within ten (10) days following the expiration of such cure period, otherwise you may not Resign for Good Reason on account of such occurrence.

2. Unfunded Arrangement. The Retention Award hereunder will not be deemed to create a trust or other funded arrangement. Your rights with respect to the Retention Award will be those of a general unsecured creditor of the Company, and under no circumstances will you have any other interest in any asset of the Company or its affiliates by virtue of this Retention Award. Notwithstanding the foregoing, the Company will have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations with respect to the Retention Award.

3. Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

4. No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company or to interfere in any way with the right of the Company to terminate your employment at any time.

5. Other Benefits. The Retention Award is a special incentive payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly refers to and incorporates this Retention Award. This Retention Award is in addition to, and separate from, any entitlement you have or may have under the Company’s LTIP and shall not in any way affect your eligibility, award levels or entitlement under the Company’s LTIP.

6. Section 409A Compliance. Although the Company does not guarantee the tax treatment of the Retention Award, the intent of the parties is that the Retention Award be exempt from the requirements of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith. The Company may amend this Award in any respect in order to comply with Section 409A as determined by the Company in its sole discretion.

7. No Assignments; Successors. This Agreement is personal to each of the parties hereto. You may not assign or delegate any right or obligation hereunder without first obtaining the written consent of the Company. The Company may assign or delegate any right or obligation hereunder without your consent.

8. Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Maryland, without reference to rules relating to conflicts of laws that would require the application of the laws of another jurisdiction.

9. Arbitration.

(a) Any dispute or controversy arising under or in connection with this Agreement, irrespective of whether this Agreement or your employment relationship with the Company has terminated, will be settled exclusively by binding arbitration to be held in the metropolitan area in which you are then employed and conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”), or the corresponding rules of such other entity as may be mutually agreed upon by the parties, as then in effect.

(b) After either party submits a request for arbitration, AAA or such other entity mutually agreed upon by the parties (either, hereinafter referred to as the “ADR Entity”), the ADR Entity will be requested to appoint a single, neutral arbitrator from a panel of former or retired judges, within ten business days after such request, to preside over the arbitration and resolve the dispute. The parties agree to raise any objections to such appointment within ten business days after it is made and to limit those objections to the arbitrator’s actual conflict of interest. The ADR Entity, in its sole discretion, will determine within ten business days the validity of any objection to the appointment of the arbitrator based on the arbitrator’s actual conflict of interest. The arbitrator will be directed to render a full decision on all issues properly before the arbitrator within 60 days after being appointed to serve as arbitrator, unless the parties otherwise agree in writing or the arbitrator makes a finding that a party has carried the burden of showing good cause for a longer period.

(c) The parties will use their best efforts to cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable, including but not limited to, providing such documents and making available such of their personnel and agents as the arbitrator may request. The parties direct the arbitrator to take into account their stated goal of expedited proceedings in determining whether to authorize discovery and, if so, the scope of permissible discovery and other hearing and pre-hearing procedures.

(d) The arbitrator will not have the authority to add to, detract from or modify any provision of this Agreement or to award punitive damages to any injured party. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company will bear all expenses of any such arbitration proceeding, except that each party will bear its own counsel fees unless the arbitrator decides to award counsel fees to one of the parties.

10. Counterparts. This Agreement may be executed in one or more counterparts (including, without limitation, by facsimile or electronic PDF), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Award and the matters set forth herein. Other than as set forth in Section 7, this Agreement may be amended or modified only by a written instrument executed by you and the Company.

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If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Award, please sign and date one copy of this Agreement within five (5) days following the date of this Agreement and return to Joanne Catanese for the Company’s records. A fully executed copy will be returned to you for your records.

FTI Consulting, Inc.

By:	/s/ JOANNE CATANESE
Name:	Joanne Catanese
Title:	Corporate Secretary

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Retention Award, and I hereby confirm my agreement to the same.

/s/ DAVID G. BANNISTER	Dated: January 15, 2014
David G. Bannister

Signature Page to Retention Award Agreement